Exhibit 99.1

CONTACTS:
Investor relations:	Media relations:
Gregg Haddad	Crystal Warwell Walker
813-206-3916	813-206-2697
gregg.haddad@wellcare.com	crystal.walker@wellcare.com

WELLCARE REPORTS SECOND QUARTER 2013 RESULTS

TAMPA, Fla. (August 7, 2013) – WellCare Health Plans, Inc. (NYSE: WCG) today reported results for the second quarter and six months ended June 30, 2013. As determined under generally accepted accounting principles (GAAP), net income for the second quarter of 2013 was $46.9 million, or $1.07 per diluted share, compared with $46.4 million, or $1.06 per diluted share, for the second quarter of 2012. Adjusted (non-GAAP) net income for the second quarter of 2013 was $59.2 million, or $1.35 per diluted share, compared with $54.5 million, or $1.24 per diluted share, for the second quarter of 2012.

“Our second quarter results reflect the ongoing strengthening of our quality, service, and productivity, as well as execution on acquisition integration and organic growth,” said Alec Cunningham, WellCare’s CEO. “We see important opportunities for growth in 2014 and beyond and are continuing to invest in our capabilities to capitalize on those opportunities.”

Highlights of Recent Accomplishments

•	Second quarter premium revenue of $2.3 billion grew 29% year over year, driven by a 67% increase in Medicare Advantage segment premium revenue and a 26% increase in Medicaid segment premium revenue.

•
In July 2013, the Commonwealth of Kentucky assigned an additional 57,000 members to the Company’s Medicaid managed care contract as a result of another health plan’s departure from the program. As of July, WellCare’s total Kentucky program membership was approximately 280,000.

•
WellCare’s 2014 Medicare Prescription Drug Plan (PDP) bids were below the benchmarks in 30 of the 33 Centers for Medicare & Medicaid Services (CMS) regions for which the Company submitted bids. This compares to 2013 results, in which the Company’s bids were below the benchmarks in 14 regions. The favorable 2014 outcome resulted from the realignment of the Company’s benefit designs and cost structure to allow for prudent, competitive bids.

Company Operations for the Second Quarter of 2013

Adjusted net income per diluted share for the second quarter of 2013 increased $0.11 compared with the same period in 2012, primarily due to increased premium revenue, offset in part by the increase in the Company medical benefits ratio (MBR). The decrease in the adjusted administrative expense ratio also contributed to the year over year increase in adjusted net income. Membership as of June 30, 2013, increased 11% to 2.8 million compared with the same period in 2012. Premium revenue for the second quarter of 2013 increased 29% year over year to $2.3 billion. Medical benefits expense for the second quarter of 2013 was $2.0 billion, an increase of 30% from the second quarter of 2012.

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WCG Reports Second Quarter 2013 Results

August 7, 2013

Selling, general and administrative (SG&A) expense as determined under GAAP was $205 million in the second quarter of 2013, compared with $159 million for the same period in 2012. Adjusted (non-GAAP) SG&A expense was $186 million in the second quarter of 2013, an increase of 27% from $147 million for the same period last year. The increase was driven primarily by increased membership, including membership associated with acquisitions. The adjusted administrative expense ratio was 8.1% in the second quarter of 2013, compared with 8.2% for the same period in 2012. The decrease in the ratio resulted from improved operating leverage and efficiency, offset in part by investments in growth and service initiatives.

Medicaid Segment Operations

Medicaid segment membership increased by 280,000, or 18% year over year, to 1.8 million members as of June 30, 2013. The increase resulted mainly from the Company’s first quarter 2013 acquisitions in Missouri and South Carolina and from growth in the Kentucky and Florida programs. Premium revenue was $1.4 billion for the second quarter of 2013, an increase of 26% year over year, and was driven mainly by membership growth. The Medicaid segment MBR was 87.5% for the second quarter of 2013, which was in line with the Company’s expectation. The MBR decreased from 89.2% in the second quarter of 2012.

Medicare Advantage Segment Operations

Medicare Advantage segment membership as of June 30, 2013, increased by 114,000 year over year, or 72%, to 272,000 members. Premium revenue for the quarter grew 67% year over year to $760 million. The growth resulted primarily from the Company’s acquisition in California that occurred in November 2012, as well as organic sales activity in New York, Florida, Georgia, and Texas. The Medicare Advantage segment MBR was 86.5% for the second quarter of 2013. The MBR was better than the Company’s expected range of results mainly as a result of higher than anticipated premium revenue. The MBR increased from 83.3% in the second quarter of 2012.

Prescription Drug Plan Segment Operations

PDP segment membership as of June 30, 2013, decreased 114,000 year over year, or 13%. The decrease was primarily due to a reduction in membership automatically assigned to the Company’s plans by CMS, offset in part by growth in WellCare’s enhanced PDP product. Premium revenue for the quarter decreased 28% to $185 million as a result of the membership decline and the outcome of the 2013 bids. The PDP segment MBR was 90.5% in the second quarter of 2013, which was in line with the Company’s expected range of performance. The MBR increased from 80.4% in the second quarter of 2012.

Cash Flow and Financial Condition

Net cash used in operating activities as determined under GAAP was $49 million for the six months ended June 30, 2013, compared with net cash used in operating activities of $194 million for the six months ended June 30, 2012.

On a non-GAAP basis, modified for the timing of receipts from, and payments to, WellCare’s government customers, net cash provided by operating activities was $133 million for the six months ended June 30, 2013, compared with net cash used in operating activities of $47 million for the same period in 2012. The improvement resulted mainly from the Company’s growth.

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WCG Reports Second Quarter 2013 Results

August 7, 2013

As of June 30, 2013, unregulated cash and investments were approximately $267 million, compared with $336 million as of March 31, 2013. The decrease resulted primarily from payments and expenditures associated with the historical government investigations, capital contributions to certain of the Company’s regulated entities, and scheduled principal payments on debt.

Days in claims payable were 40 days as of June 30, 2013, compared with 40 days as of March 31, 2013, and 38 days as of June 30, 2012.

Financial Outlook

The Company is updating its financial outlook for the year ending December 31, 2013:

•
Adjusted net income per diluted share is expected to be between approximately $4.70 and $4.90. The previous guidance was for adjusted net income per diluted share of between $4.60 and $4.90. The change in range results mainly from the incorporation into the guidance of the Company’s second quarter results.

•	Premium revenue in total is expected to be between $9.15 and $9.25 billion. Previous guidance was for premium revenue to be between $8.9 and $9.0 billion.

•	Premium revenues and MBRs for each of the Company’s segments are anticipated as follows:

Segments	Premium Revenue Year-over-year Changes	MBRs
Medicaid	Increase approximately 24%	87.75% to 88.50%
Medicare Advantage	Increase approximately 55%	86.50% to 87.25%
Medicare PDP	Decrease approximately 25%	85.00% to 85.75%

•	The adjusted administrative expense ratio is expected to be approximately 8.7%. Previous guidance was for the adjusted administrative expense ratio to be between 8.7% and 8.9%.

All elements of the Company’s outlook exclude the impact of Medicaid premium taxes.

Webcast

A discussion of WellCare’s second quarter 2013 results will be webcast live on Wednesday, August 7, 2013, beginning at 8:30 a.m. Eastern Time. A replay will be available beginning approximately one hour following the conclusion of the live broadcast and will be available for 30 days. The webcast is available via the Company’s web site at www.wellcare.com.

About WellCare Health Plans, Inc.

WellCare Health Plans, Inc. provides managed care services targeted to government-sponsored health care programs, focusing on Medicaid and Medicare. Headquartered in Tampa, Fla., WellCare offers a variety of health plans for families, children, and the aged, blind, and disabled, as well as prescription drug plans. The Company served approximately 2.8 million members nationwide as of June 30, 2013. For more information about WellCare, please visit the Company’s website at www.wellcare.com.

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WCG Reports Second Quarter 2013 Results

August 7, 2013

Basis of Presentation

In addition to results determined under GAAP, premium revenue as described in this news release excludes the impact of premium taxes. Both the Company and segment MBRs, as well as the Company’s administrative expense ratio, are calculated as a percentage of premium revenue, excluding premium taxes. Additionally, net income and certain other operating results described in this news release are reported after adjustment for certain SG&A expenses related to previously disclosed government investigations and related litigation and resolution costs that management believes are not indicative of long-term business operations. Please refer to the schedule in this news release that provides supplemental information reconciling results determined under GAAP to adjusted (non-GAAP) results.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. For example, statements regarding the Company’s financial outlook contain forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause WellCare’s actual future results to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, WellCare’s progress on top priorities such as improving health care quality and access, ensuring a competitive cost position, and delivering prudent, profitable growth, WellCare’s ability to effectively manage growth, WellCare’s ability to address operational challenges relating to new business, WellCare’s ability to effectively integrate acquisitions, potential reductions in Medicaid and Medicare revenue, including due to sequestration, and WellCare’s ability to estimate and manage medical benefits effectively.

Additional information concerning these and other important risks and uncertainties can be found in the Company’s filings with the U.S. Securities and Exchange Commission (the SEC), included under the captions “Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2013, and other subsequent filings by WellCare with the SEC, which contain discussions of WellCare’s business and the various factors that may affect it. WellCare undertakes no duty to update these forward-looking statements to reflect any future events, developments, or otherwise.

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WCG Reports Second Quarter 2013 Results

August 7, 2013

WELLCARE HEALTH PLANS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME DATA
(Unaudited; dollars in thousands except share and per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Premium	$2,306,497	$1,789,116	$4,537,481	$3,557,287
Medicaid premium taxes	20,873	20,091	42,214	40,467
Total premium	2,327,370	1,809,207	4,579,695	3,597,754
Investment and other income	4,750	1,968	9,082	4,754
Total revenues	2,332,120	1,811,175	4,588,777	3,602,508

Expenses:
Medical benefits	2,015,909	1,546,164	4,003,192	3,067,955
Selling, general and administrative	205,423	159,008	418,799	320,696
Medicaid premium taxes	20,873	20,091	42,214	40,467
Depreciation and amortization	10,585	7,541	20,762	14,511
Interest	2,154	997	3,761	2,147
Total expenses	2,254,944	1,733,801	4,488,728	3,445,776

Income before income taxes	77,176	77,374	100,049	156,732
Income tax expense	30,276	30,932	31,631	59,058
Net income	$46,900	$46,442	$68,418	$97,674

Net income per common share:
Basic	$1.08	$1.08	$1.58	$2.27
Diluted	$1.07	$1.06	$1.56	$2.23

Weighted average common shares outstanding:
Basic	43,478,267	43,092,737	43,401,824	43,030,006
Diluted	43,926,957	43,775,312	43,939,709	43,713,391

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WCG Reports Second Quarter 2013 Results

August 7, 2013

WELLCARE HEALTH PLANS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited; Dollars in thousands except share data)

	June 30, 2013	Dec. 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$1,195,049	$1,100,495
Investments	311,390	220,344
Premiums receivable, net	584,825	387,294
Pharmacy rebates receivable, net	127,123	126,832
Funds receivable for the benefit of members	53,092	126,646
Income taxes receivable	–	15,615
Prepaid expenses and other current assets, net	97,803	96,276
Deferred income tax asset	22,971	27,208
Total current assets	2,392,253	2,100,710

Property, equipment and capitalized software, net	143,389	131,518
Goodwill	236,756	223,839
Other intangible assets, net	70,179	53,028
Long-term investments	103,664	96,700
Restricted investments	80,588	67,364
Other assets	2,896	2,357
Total Assets	$3,029,725	$2,675,516

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Medical benefits payable	$890,897	$732,994
Unearned premiums	162	146
Accounts payable	12,302	18,582
Income taxes payable	486	–
Other accrued expenses and liabilities	181,594	221,055
Current portion of amount payable related to investigation resolution	35,678	37,305
Current portion of long-term debt	38,000	15,000
Other payables to government partners	67,670	88,344
Total current liabilities	1,226,789	1,113,426

Deferred income tax liability	51,455	42,058
Amount payable related to investigation resolution	33,565	68,171
Long-term debt	308,000	120,000
Other liabilities	7,293	8,697
Total liabilities	1,627,102	1,352,352

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WCG Reports Second Quarter 2013 Results

August 7, 2013

Commitments and contingencies	–	–

Stockholders' Equity:
Preferred stock, $0.01 par value (20,000,000 authorized, no shares issued or outstanding)	–	–
Common stock, $0.01 par value (100,000,000 authorized, 43,518,147 and 43,212,375 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively)	435	432
Paid-in capital	481,097	469,434
Retained earnings	922,504	854,086
Accumulated other comprehensive loss	(1,413)	(788)
Total stockholders' equity	1,402,623	1,323,164
Total Liabilities and Stockholders' Equity	$3,029,725	$2,675,516

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WCG Reports Second Quarter 2013 Results

August 7, 2013

WELLCARE HEALTH PLANS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; dollars in thousands)

	For the Six Months Ended June 30,
	2013	2012
Cash used in operating activities:
Net income	$68,418	$97,674
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	20,762	14,511
Equity-based compensation expense	7,058	9,541
Incremental tax benefit from equity-based compensation	(2,619)	(2,628)
Deferred taxes, net	12,410	(11,998)
Provision for doubtful receivables	5,565	8,398
Changes in operating accounts, net of effects from acquisitions:
Premiums receivable, net	(166,475)	(396,042)
Pharmacy rebates receivable, net	(291)	(23,991)
Prepaid expenses and other current assets, net	3,102	14,173
Medical benefits payable	86,468	(90,725)
Unearned premiums	16	240,540
Accounts payables and other accrued expenses	(44,842)	(20,088)
Other payables to government partners	(20,674)	593
Amount payable related to investigation resolution	(36,233)	(47,418)
Income taxes receivable/payable, net	18,560	13,654
Other, net	150	222
Net cash used in operating activities	(48,625)	(193,584)

Cash used in investing activities:
Acquisitions, net of cash acquired	(40,493)	–
Purchases of investments	(297,735)	(237,376)
Proceeds from sale and maturities of investments	236,758	181,597
Purchases of restricted investments	(25,950)	(19,815)
Proceeds from maturities of restricted investments	14,332	14,232
Additions to property, equipment and capitalized software, net	(30,930)	(34,592)
Net cash used in investing activities	(144,018)	(95,954)

Cash provided by financing activities:
Proceeds from debt, net of financing costs paid	228,563	–
Proceeds from exercises of stock options	4,961	8,481
Incremental tax benefit from equity-based compensation	2,619	2,628
Repurchase and retirement of shares to satisfy tax withholding agreements	(2,812)	(4,019)
Payments on debt	(19,000)	(3,750)

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WCG Reports Second Quarter 2013 Results

August 7, 2013

Payments on capital leases	(688)	(915)
Funds receivable for the benefit of members, net	73,554	112,261
Net cash provided by financing activities	287,197	114,686

Increase (decrease) in cash and cash equivalents	94,554	(174,852)
Balance at beginning of period	1,100,495	1,325,098
Balance at end of period	$1,195,049	$1,150,246

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for taxes	$3,493	$73,298
Cash paid for interest	$2,471	$1,935

SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS:
Non-cash additions to property, equipment, and capitalized software	$1,262	$1,000

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WCG Reports Second Quarter 2013 Results

August 7, 2013

WELLCARE HEALTH PLANS, INC.
MEMBERSHIP STATISTICS
(Unaudited)

	June 30, 2013	June 30, 2012
Membership by Program
Medicaid Membership
TANF	1,382,000	1,201,000
CHIP	213,000	172,000
SSI, ABD, and duals	177,000	125,000
Other programs	26,000	20,000
Total Medicaid Membership	1,798,000	1,518,000

Medicare Membership
Medicare Advantage	272,000	158,000
Prescription Drug Plan	772,000	886,000
Total Medicare Membership	1,044,000	1,044,000
Total Membership	2,842,000	2,562,000

Medicaid Membership by State
Georgia	574,000	569,000
Florida	478,000	436,000
Kentucky	225,000	154,000
Illinois	143,000	134,000
Missouri	108,000	16,000
Ohio	90,000	102,000
Other states	180,000	107,000
Total Medicaid Membership	1,798,000	1,518,000

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WCG Reports Second Quarter 2013 Results

August 7, 2013

WELLCARE HEALTH PLANS, INC.
SEGMENT INFORMATION
(Unaudited; dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Premium revenue:
Medicaid:
Georgia	$361,882	$371,065	$729,459	$742,064
Kentucky	281,571	166,055	578,105	323,409
Florida	264,424	241,765	525,395	470,219
Other states	453,265	298,453	817,202	595,922
Medicaid premium taxes	20,873	20,091	42,214	40,467
Total Medicaid	1,382,015	1,097,429	2,692,375	2,172,081

Medicare:
Medicare Advantage plans	760,021	455,519	1,478,886	893,749
Prescription Drug plans	185,334	256,259	408,434	531,924
Total Medicare	945,355	711,778	1,887,320	1,425,673
Total Premium Revenue	$2,327,370	$1,809,207	$4,579,695	$3,597,754

Medical benefits ratios:
Medicaid, including premium tax	86.2%	87.5%	86.2%	85.8%
Medicaid	87.5%	89.2%	87.6%	87.5%
Medicare Advantage	86.5%	83.3%	86.7%	81.1%
Prescription Drug Plans	90.5%	80.4%	97.6%	90.0%

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WCG Reports Second Quarter 2013 Results

August 7, 2013

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION

Reconciliation of Certain GAAP Financial Information
Associated with Government Investigation-Related Matters
(Unaudited; dollars in thousands except per share data)

The Company reports adjusted operating results on a non-GAAP basis to exclude certain expenses that management believes are not indicative of longer-term business trends and operations. Following is certain financial information for the three months ended June 30, 2013 and 2012, as determined under GAAP, reconciled to the adjusted financial information for the same periods.

	For the Three Months Ended June 30, 2013				For the Three Months Ended June 30, 2012
	GAAP	Adjustments		Adjusted (Non-GAAP)	GAAP	Adjustments		Adjusted (Non-GAAP)
Selling, general, and administrative expense	$205,423	$(19,254)	(a) (b)	$186,169	$159,008	$(12,504)	(a) (b)	$146,504
Income tax expense	30,276	6,981	(c)	37,257	30,932	4,473	(c)	35,405
Net income	46,900	12,273		59,173	46,442	8,031		54,473

Net income per share:
Basic	$1.08	$0.28		$1.36	$1.08	$0.18		$1.26
Diluted	$1.07	$0.28		$1.35	$1.06	$0.18		$1.24

(a)
Investigation-related legal, accounting, and other costs: Administrative expenses associated with the government investigations and related litigation amounted to $18.7 million and $11.7 million, respectively, during the three months ended June 30, 2013 and 2012.

(b)
Liability for government investigation-related litigation resolution: Based on the status of government investigation-related litigation, the Company recorded expense of $0.6 million and $0.8 million, respectively, during the three months ended June 30, 2013 and 2012.

(c)
Income tax expense: Had the Company not recorded the government investigation-related items described above, the Company estimates that its income tax expense would be increased by $7.0 million and $4.5 million, respectively, during the three months ended June 30, 2013 and 2012, based on the effective income tax rates applicable to adjusted (non-GAAP) results.

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WCG Reports Second Quarter 2013 Results

August 7, 2013

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION (Continued)

Reconciliation of Certain GAAP Financial Information
Associated with Government Investigation-Related Matters
(Unaudited; dollars in thousands except per share data)

The Company reports adjusted operating results on a non-GAAP basis to exclude certain expenses that management believes are not indicative of longer-term business trends and operations. Following is certain financial information for the six months ended June 30, 2013 and 2012, as determined under GAAP, reconciled to the adjusted financial information for the same periods.

	For the Six Months Ended June 30, 2013				For the Six Months Ended June 30, 2012
	GAAP	Adjustments		Adjusted (Non-GAAP)	GAAP	Adjustments		Adjusted (Non-GAAP)
Selling, general, and administrative expense	$418,799	$(41,171)	(a) (b)	$377,628	$320,696	$(25,255)	(a) (b)	$295,441
Income tax expense	31,631	22,948	(c)	54,579	59,058	11,120	(c)	70,178
Net income	68,418	18,223		86,641	97,674	14,135		111,809

Net income per share:
Basic	$1.58	$0.42		$2.00	$2.27	$0.33		$2.60
Diluted	$1.56	$0.41		$1.97	$2.23	$0.33		$2.56

(a)
Investigation-related legal, accounting, and other costs: Administrative expenses associated with the government investigations and related litigation amounted to $39.8 million and $23.1 million, respectively, during the six months ended June 30, 2013 and 2012.

(b)
Liability for government investigation-related litigation resolution: Based on the status of government investigation-related litigation, the Company recorded expense of $1.4 million and $2.2 million, respectively, during the six months ended June 30, 2013 and 2012.

(c)
Income tax expense: Had the Company not recorded the government investigation-related items described above, the Company estimates that its income tax expense would be increased by $22.9 million and $11.1 million, respectively, during the six months ended June 30, 2013 and 2012, based on the effective income tax rates applicable to adjusted (non-GAAP) results.

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WCG Reports Second Quarter 2013 Results

August 7, 2013

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION (Continued)

Reconciliation of Administrative Expense Ratios
(Unaudited; dollars in thousands)

The Company reports the administrative expense ratio on an adjusted or non-GAAP basis modified to reflect the impact of Medicaid premium taxes and expenses associated with government investigations and related litigation on this ratio.

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Company premium revenue:
As determined under GAAP	$2,327,370	$1,809,207	$4,579,695	$3,597,754
Medicaid premium taxes	20,873	20,091	42,214	40,467
Total premium revenue net of Medicaid premium taxes (non-GAAP)	$2,306,497	$1,789,116	$4,537,481	$3,557,287

Administrative expense ratio:
As determined under GAAP	8.8%	8.8%	9.1%	8.9%
Impact of Medicaid premium taxes	0.1%	0.1%	0.1%	0.1%
Excluding Medicaid premium taxes	8.9%	8.9%	9.2%	9.0%
Selling, general and administrative expense adjustments(a)	(0.80)%	(0.70)%	(0.90)%	(0.70)%
Adjusted (non-GAAP)	8.1%	8.2%	8.3%	8.3%

(a)
Results from expenses associated with government investigation-related legal, accounting, and other costs, as well as liabilities for litigation resolution for each of the respective periods, which dollar amounts are disclosed on the schedules above.

Reconciliation of GAAP Net Cash Used in or Provided by Operating Activities
to Net Cash Provided by Operating Activities,
Modified for the Timing of Receipts from, and Payments to, Government Customers
(Unaudited; dollars in thousands)

The Company reports cash used in or provided by operating activities on a non-GAAP basis modified to exclude the changes in premium receivables, provision for doubtful receivables, unearned premiums, and other net receivables from, and payables to, government customers. The Company believes that cash used in or provided by operating activities modified to exclude these changes is a useful measure for investors, as the excluded changes are a function of the timing of cash receipts from, and payments to, federal and state government agencies at the end of each period.

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WCG Reports Second Quarter 2013 Results

August 7, 2013

	For the Six Months Ended June 30,
	2013	2012
Net cash used in operating activities, as reported	$(48,625)	$(193,584)
Modifications to eliminate changes in:
Premiums receivable, net	166,475	396,042
Provision for doubtful receivables	(5,565)	(8,398)
Unearned premiums	(16)	(240,540)
Other payables to government customers	20,674	(593)
Net cash provided by (used in) operating activities, modified for the timing of receipts from, and payments to, government customers (non-GAAP)	$132,943	$(47,073)

-END-